EXHIBIT 8

                    AMENDED AND RESTATED VOTING AGREEMENT

                    AMENDED AND RESTATED VOTING AGREEMENT (this
          "Agreement"), dated as of April 29, 1996 and as amended and restated as of November 5, 1996, between Textron Inc., a Delaware corporation and a stockholder (the "Stockholder") of The Paul Revere Corporation, a Massachusetts corporation (the "Company"), and Provident Companies, Inc., a Delaware corporation ("Parent").

                    WHEREAS, the Company, Parent and Patriot
          Acquisition Corporation, a Massachusetts corporation and a wholly owned subsidiary of Parent ("Newco"), have entered into an Amended and Restated Agreement and Plan of Merger (as the same may be further amended from time to time, the "Merger Agreement"), providing for the merger (the "Merger") of Newco with and into the Company pursuant to the terms and conditions of the Merger Agreement; and

                    WHEREAS, the Stockholder owns of record and beneficially 37,500,000 shares (the "Shares") of common stock, par value $1.00 per share, of the Company (the "Common Stock") and wishes to enter into this Agreement with respect to the Shares; and

                    WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Stockholder has agreed, upon the terms and subject to the conditions set forth herein, (i) to vote the Shares at a meeting of the Company's stockholders in favor of approval of the Merger Agreement and (ii) to the other matters set forth herein;

                    NOW, THEREFORE, for good and valuable
          consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                    1.   Agreement to Vote Shares.

                         (a)  Subject to Section 1(b) hereof, the
          Stockholder agrees during the term of this Agreement to vote the Shares, in person or by proxy, (i) in favor of approval of the Merger Agreement at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof (each, a "Stockholder Meeting") and (ii) against an Alternative Proposal (as such term is defined in the Merger Agreement).

                         (b)  Notwithstanding anything to the
          contrary contained herein, the obligations of the Stockholder pursuant to Section 1(a) hereof with respect to matters to be considered at any Stockholder Meeting are subject to the following conditions:

                              (i)    Parent and Newco shall have
          performed in all material respects all of their respective material obligations under the Merger
          Agreement to have been performed at or prior to the date of such Stockholder Meeting;

                              (ii)    all representations and
          warranties of Parent and Newco set forth in the Merger Agreement shall be true and correct in all material respects as of the date of such Stockholder Meeting as though made on and as of such date (except for changes permitted by the Merger Agreement and that those representations which address matters only as of a particular date shall remain true and correct as of such date), except in any case for such failures to be true and correct which would not have a Parent Material Adverse Effect (as defined in the Merger Agreement);

                              (iii)    there shall not be in effect
          on the date of such Stockholder Meeting any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated by the Merger Agreement not be consummated; provided, however, that, subject to the terms and provisions provided in the Merger Agreement (including but not limited to Section
          6.8 thereof), prior to invoking this condition each party shall use its reasonable efforts to have any such decree, ruling, injunction or order vacated; and

                              (iv)    the Registration Statement
          (as such term is defined in the Merger Agreement) to be filed with the Securities and Exchange Commission (the "SEC") by Parent under the Securities Act of 1933, as amended (the "Act") to register the shares of Parent Common Stock (as such term is defined in the Merger Agreement) to be issued in the Merger shall have become effective under the Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

                    2. No Voting Trusts. The Stockholder agrees that the Stockholder will not, nor will the Stockholder permit any entity under the Stockholder's control to, deposit any of the Stockholder's Shares in a voting trust or subject any of its Shares to any arrangement with respect to the voting of the Shares inconsistent with this Agreement.

                    3.   Limitation on Dispositions and Proxies.
          During the term of this Agreement, the Stockholder agrees not to sell, assign, pledge, transfer or otherwise dispose of, or grant any proxies with respect to (except for a proxy which is not inconsistent with the terms of this Agreement) any of the Stockholder's Shares.

                    4.   Other Agreements.

                         (a)  Concurrently with the Closing (as
          such term is defined in the Merger Agreement), the Stockholder shall pay to Parent the sum of $25 million; provided, that Parent may require that such payment be made directly to the Company or that such payment be made by means of a surplus note or other asset which may properly be taken into account in determining risk-based capital levels of the Company, in which event the Stockholder shall deliver such surplus note or other asset to Parent at or prior to the Effective Time.

                         (b)  At or prior to the Effective Time (as
          such term is defined in the Merger Agreement), the Stockholder shall contribute to the Company, free and clear of all liens, one used Cessna Citation III (Aircraft Serial No. 60-0127). In addition, the Stockholder shall contribute to the Company, free and clear of all liens, as soon as the same becomes available to the Stockholder from the manufacturer, one new Cessna Citation V Ultra (the "V Ultra"). Notwithstanding the foregoing, Parent may, by notice to the Stockholder prior to the Effective Time, require that the Stockholder pay to Parent or to the Company, as Parent may direct, the cash value of the V Ultra and Parent or the Company, as the case may be, shall thereupon purchase from the Stockholder in exchange for such cash the V Ultra, which shall be delivered as soon as the same shall become available to the Stockholder from the manufacturer.

                         (c)  The Stockholder agrees to make at or
          prior to the Effective Time, a capital contribution to the Company (which may, at the election of the Stockholder, be by means of a surplus note or other asset which may properly be taken into account in determining risk-based capital levels, in which event the Stockholder shall deliver such surplus note or other asset to Parent at or prior to the Effective Time) in the amount of the statutory reserve strengthening required by the Commissioner of Insurance of the Commonwealth of Massachusetts as a condition to granting any necessary Consents in connection with the transactions contemplated by the Merger Agreement; provided, however, that the Stockholder's contribution after November 1, 1996 pursuant hereto shall be at least $100 million but shall not under any circumstances exceed $180 million in the aggregate for such capital contribution.

                         (d)  Prior to the Effective Time, the risk
          management personnel of Parent and the Stockholder shall cooperate in obtaining the insurance coverage required to be obtained by Parent pursuant to Section 6.11(b) of the Merger Agreement and shall use their reasonable efforts to determine the amount by which the cost of such coverage including exposure relating to Company Reserve Matters (as defined herein) would exceed the cost of such coverage excluding exposure relating to the Company Reserve matters (the "Excess Cost") and the Stockholder shall reimburse Parent for such Excess Cost.

                    5.   Limited Purpose Hold Harmless.

                         (a)  From and after the Effective Time,
          the Stockholder hereby agrees to defend and promptly to reimburse and hold harmless the Company and each Company Subsidiary, and their respective officers, directors, employees, agents, successors and assigns, including Parent and affiliates of Parent and their respective officers, directors, employees and agents (collectively, the "Parent Parties"), as the case may be, from and against all Damages (as defined herein) asserted against, resulting to, or imposed upon or incurred by any Parent Party, by reason of, or resulting from, or in connection with, any Third Party Claim (as defined herein) arising out or relating to any Company Reserve Matter (as defined herein). For purposes of this Section 5:

                         (x)  "Third Party Claim" shall mean any
               action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, or administrative or other proceeding against or involving a Parent Party, initiated or instigated prior to May 28, 1998 by any stockholder or former stockholder of the Company or the Stockholder, in each case in their capacity as such, whether individually on behalf of such stockholder or as representative of a class of stockholders or derivatively or on behalf of the Company (a "Stockholder Action"), or by any governmental authority or agency (a "Regulatory Action");

                         (y)  "Company Reserve Matters" shall mean
               any matters to the extent that the same arise out of or are based upon (i) the adequacy of the Company's or any Company Subsidiary's individual disability reserves as of any period subsequent to December 31, 1993 and prior to the Closing Date, (ii) the Company's or any Company Subsidiary's reserve adequacy analysis as of any period subsequent to December 31, 1993 and prior to the Closing Date,
               (iii) the carrying value of the Company's or any Company Subsidiary's deferred policy acquisition costs or value assigned purchased insurance in force as of any period subsequent to December 31, 1993 and prior to the Closing Date, or (iv) any of the Company's or any Company Subsidiary's or the Stockholder's financial statements as filed with the Securities and Exchange Commission, the Massachusetts Division or any other regulatory authority or the restatement thereof relating to any period subsequent to December 31, 1993 as relates to any of the matters set forth in clauses (i) through
               (iii) above, provided, that Company Reserve Matters shall not include any matter to the extent that the same relates to (A) a claim that (1) the Company's aggregate individual disability reserves be or should have been increased to amounts in excess of the amounts reflected in the Company's September 30, 1996 consolidated balance sheet or the Company's aggregate deferred policy acquisition costs or value assigned purchased insurance in force be or should have been reduced to amounts less than the amounts reflected in the Company's September 30, 1996 consolidated balance sheet, or (2) the aggregate statutory individual disability reserves of the Company Subsidiaries be or should have been increased to amounts in excess of the amounts that are (or which would be) reflected in statutory financial statements of the Company Subsidiaries immediately after giving effect to any additions thereto required by the Massachusetts Division of Insurance prior to the Effective Time or (B) the authorization, execution and delivery of the Merger Agreement by or on behalf of Parent or any of the terms and provisions thereof, including the amount of Merger Consideration; and

                         (z)  "Damages" shall mean, to the extent
               the same is not covered by available insurance in effect immediately prior to the Effective Time or policies required to be maintained by Parent pursuant to Section 6.11 of the Merger Agreement,
               (A) with respect to any Stockholder Action, any and all damages, liabilities, losses, assessments, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses and (B) with respect to any Regulatory Action, any and all costs and expenses incurred relating to interest, fines, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses, but excluding any and all other damages, liabilities, losses, or assessments imposed or incurred in connection with such Regulatory Action (including, in each such case, reasonable attorneys' fees and expenses incurred in enforcing the provisions of this Section 5 and any damages, liabilities, losses, assessments, costs and expenses incurred pursuant to Section 6.11 of the Merger Agreement by a Parent Party in connection with a Third Party Claim arising out of or relating to a Company Reserve Matter).

                         (b)  The obligations and liabilities of
          the parties under this Section 5 shall be subject to the following terms and conditions:

                              (i)    A claim under this Section 5
          (a "Claim") shall be made by a Parent Party (a "Claiming Party") by delivery of a written notice requesting that the Stockholder defend, reimburse and hold harmless such Claiming Party and specifying, in light of the information then known to such Claiming Party, the basis on which such claim is asserted, an estimate (if then reasonable to make) of the amount of asserted Damages and containing (by attachment or otherwise) such other information as such Claiming Party shall have concerning the Third Party Claim on which such Claim is based.

                              (ii)    The Claiming Party shall give
          the Stockholder written notice of a Third Party Claim promptly after receipt by the Claiming Party of notice thereof, and the Stockholder, on behalf of the Claiming Party, may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Claiming Party. The failure of the Claiming Party to notify the Stockholder of such Third Party Claim shall not relieve the Stockholder of any liability that it may have with respect to such Third Party Claim except to the extent the Stockholder demonstrates that the defense of such Third Party Claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Stockholder shall be an acknowledgment of the obligation of the Stockholder to defend, reimburse and hold harmless the Claiming Party with respect to such Claim hereunder. If the Claiming Party desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense; provided, however, that if any Third Party Claim is asserted by or in the name of any governmental agency or authority or seeks equitable relief, where in each such case there is a reasonable probability, in the opinion of the Claiming Party, that such Third Party Claim or the litigation or resolution thereof may materially and adversely affect the Claiming Party or any of its affiliates other than as a result of monetary damages, the Claiming Party may participate in, but not control, such defense, compromise and settlement at the Stockholder's cost and expense, up to an aggregate amount of $200,000 for such cost and expense. If, however, the Stockholder fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been given to the Stockholder by the Claiming Party, the Claiming Party shall have the right to undertake, at the Stockholder's expense, the defense, compromise and settlement of such claim with counsel of its own choosing.

                              (iii)    No settlement of a Third
          Party Claim under this Section 5 shall be made without the prior written consent by or on behalf of the Stockholder, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of any settlement of $50,000 or less in connection with all Third Party Claims relating to any such settlement where the Stockholder has not responded within five (5) business days of delivery to the Stockholder of notice of a proposed settlement. If the Stockholder assumes the defense of such a Third Party Claim, (A) no compromise or settlement thereof may be effected by the Stockholder without the Claiming Party's consent (which shall not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Claiming Party, (y) the sole relief provided is monetary damages that are paid in full by the Stockholder, and (z) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Claiming Party of a release, in form and substance reasonably satisfactory to the Claiming Party, from all liability in respect of such Third Party Claim, and (B) the Claiming Party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld or delayed).

                              (iv)    In connection with the
          defense, compromise or settlement of any Third Party Claim, the parties to this agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

                              (v)    Upon determination of the
          amount of a Claim, whether by agreement between the Claiming Party and the Stockholder or by an arbitration award or by any other final adjudication, the Stockholder shall pay the amount of such Claim within ten (10) days of the date such amount is determined.

                    6. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with the obligations imposed by this Agreement, and that, in the event of any such failure, the other party will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

                    7.   Term of Agreement; Termination.

                         (a)  Subject to Section 10(f), the term of
          this Agreement shall commence on the date hereof, and such term and this Agreement shall terminate upon the earliest to occur of (i) the Effective Time; (ii) the date on which the Merger Agreement is terminated in accordance with its terms; (iii) the date on which the Board of Directors of the Company withdraws or materially modifies or changes its recommendation of the Merger Agreement if the Board of Directors of the Company after consultation with its counsel determines that the failure to take such action could reasonably be deemed a breach of its fiduciary duties to the Company's stockholders under applicable law; and (iv) May 28, 1997. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
                         (b)  If (i) an Alternative Proposal (as
          such term is defined in the Merger Agreement) which provides that the Company's stockholders will receive in excess of $26.00 per share of Common Stock is then outstanding, and (ii) at a meeting of stockholders of the Company held for the purpose of voting on a proposal to approve the Merger Agreement, the Stockholder shall have failed to vote the Shares in favor of such proposal then, unless Parent shall be entitled to receive the Termination Fee (as defined in the Merger Agreement) pursuant to Section 8.5(b) of the Merger Agreement and provided that Parent shall not be in material breach of its obligations hereunder or under the Merger Agreement, the Stockholder will pay Parent the sum of $22,500,000 as promptly as practicable, but not later than three business days following such meeting, and such payment will be made by wire transfer of immediately available funds to an account designed by Parent. Notwithstanding anything in this Agreement to the contrary, the fee which may become payable under this Section 7(b) shall be the sole and exclusive remedy available to Parent for the Stockholder's failure to vote the Shares in accordance with the terms of this Agreement.

                    8.   Entire Agreement.  This Agreement
          supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

                    9. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed to have been duly given if mailed, by first class or registered mail, three (3) business days after deposit in the United States Mail, or if telexed or telecopied, sent by telegram, or delivered by hand or reputable overnight courier, when confirmation is received, in each case as follows:

                    If to the Stockholder:

                         Textron Inc.
                         40 Westminster Street
                         Providence, RI 02903-2596
                         Attention: Executive Vice President
                                    and General Counsel
                         Telecopy: (401) 457-2418

                    With a copy to:

                         Skadden, Arps, Slate, Meagher & Flom LLP
                         One Beacon Street
                         Boston, MA 02108
                         Attention:  Margaret A. Brown, Esq.
                         Telecopy:  (617) 573-4822

                    If to Parent:

                         Provident Companies, Inc.
                         1 Fountain Square
                         Chattanooga, TN 37402
                         Attention:   Chief Financial Officer
                         Telecopy:    (423) 755-1755

                    With a copy to:

                         Alston & Bird
                         1201 West Peachtree Street
                         Atlanta, Georgia 30309
                         Attention:  Dean Copeland, Esq.
                         Telecopy: (404) 881-7777

          or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this Section 9 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

                    10.  Miscellaneous.

                         (a)  Nothing contained in this Agreement
          shall be construed as creating any liability on the part of the Stockholder under the Merger Agreement.

                         (b)  This Agreement shall be deemed a
          contract made under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Massachusetts, without reference to its conflicts of law principles.

                         (c)  If any provision of this Agreement or
          the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

                         (d)  This Agreement may be executed in one
          or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                         (e)  All Section headings herein are for
          convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

                         (f)  The obligations of the Stockholder
          set forth in this Agreement shall not be effective or binding upon the Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Newco.


                    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                   PROVIDENT COMPANIES, INC.

                                   By: /s/ J. Harold Chandler
                                      ________________________
                                      Name:  J. Harold Chandler
                                      Title: President

                                   TEXTRON INC.

                                   By: /s/ Stephen L. Key
                                      ________________________
                                      Name:  Stephen L. Key
                                      Title: Executive Vice President
                                             and Chief Financial Officer